Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 24, 2017 is by and among Banc of California, Inc., a Maryland corporation (the “Company”), the Banc of California, N.A., a national banking association (the “Bank” and together with the Company, “Employer”) and Douglas H. Bowers (“Executive”).

WHEREAS, Employer desires to employ Executive, and Executive desires to be employed by Employer upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Date, as defined below; and

WHEREAS, concurrently with executing this Agreement, Executive and the Company have executed and delivered an indemnification agreement providing Executive with indemnification with respect to his service to Employer under this Agreement and as a director of the Company, and the Company has committed during the Employment Period to provide no less than the current level of officer and director coverage applicable to executives such as Executive, including Side A coverage.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the parties agree as follows:

1. Employment. Employer agrees to employ Executive, and Executive accepts employment with Employer, upon the terms and conditions set forth in this Agreement.

2. Term. The term of employment under this Agreement shall begin on May 8, 2017 (the “Effective Date”) and shall expire on April 30, 2020, unless terminated sooner as provided in this Agreement or unless extended as provided in the next sentence (the “Employment Period”). Unless this Agreement is terminated earlier, commencing on May 1, 2020, and on each anniversary of May 1, 2020 (each May 1st on or after May 1, 2020, the “Renewal Date”), the Employment Period shall be extended for one additional year (a “Renewal Term”), unless either party notifies the other party at least ninety (90) days prior to the applicable Renewal Date that the Employment Period shall not be so extended; provided, however, that in no event shall the Employment Period be extended beyond April 30, 2024.

3. Duties. During the Employment Period:

(a)	Executive shall be employed by Employer as President & Chief Executive Officer of the Company and the Bank, with the authority, duties and responsibilities as are customarily assigned to this position. Executive shall report directly to the Board of Directors of the Company (the “Board”), and in his capacity as President & CEO of the Bank, to the Board of Directors of the Bank. During the Employment Period, Executive shall serve on the Board without compensation, subject to election by the shareholders of the Company, and shall also serve on the Board of Directors of the Bank.

(b)

Executive shall devote his full business time, energy and skill to the business of Employer (except for vacations and absences made necessary because of illness), and to the promotion of Employer’s best interests. Executive agrees to devote the time necessary to discharge faithfully and efficiently his responsibilities under this Agreement. Notwithstanding anything to the contrary in this Agreement, Executive may devote reasonable time to (i) supervision of his personal investments, (ii) to activities involving professional, charitable, educational, religious and similar types of organizations, (iii) to speaking engagements, and (iv) to similar activities, to the extent that those other activities do not interfere with the performance of Executive’s duties under this Agreement, or conflict in any way with the business or interests of Employer, and are in compliance with Employer’s policies and procedures in effect from time to time applicable to employees with respect to actual or potential conflicts of interest, including, without limitation, the Code of Business Ethics and Conduct and the Company’s policies on Outside Business Interests and Related Party Transactions.

(c)	Executive’s primary place of employment will be in Santa Ana, California, except for required business travel.

(d)	Executive represents and warrants that, except for the restrictive covenants referenced in Section 5 of that certain Letter Agreement dated March 1, 2015 between Executive, PacWest Bancorp and Pacific Western Bank, which expire by their terms on April 6, 2018, there are no current or prior employment agreements between him and his current or former employers—including but not limited to any employee code of conduct, noncompetition, nonsolicitation or nondisclosure agreements—that would restrict or otherwise adversely affect his accepting employment with Employer or performing his expected job duties.

4. Compensation. During the Employment Period:

(a)	Executive shall be paid a base salary (“Annual Base Salary”) as follows:

(i)	From the Effective Date through April 30, 2018, at the rate of $700,000 per annum;

(ii)	From May 1, 2018 through April 30, 2019, at the rate of $725,000 per year; and

(iii)	From May 1, 2019 through April 30, 2020, at the rate of $750,000 per year; and

(iv)	After April 30, 2020, at the rate determined by the Compensation Committee of the Board (the “Committee”); provided; however, that the Compensation Committee may not reduce the rate of Annual Base Salary without Executive’s written consent.

The Annual Base Salary shall be payable in accordance with Employer’s normal payroll practices (but not less frequently than monthly), as those practices may be determined from time to time.

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(b)	Executive shall be eligible to receive an annual bonus payable in cash (“Annual Bonus”) with respect to each fiscal year during the Employment Period, with an annual target bonus opportunity equal to 100% of Executive’s rate of Annual Base Salary in effect when the Annual Bonus terms for the year are approved (the “Target Bonus”). The actual Annual Bonus earned may be between 0% and 150% of the Target Bonus, depending on the level of achievement of applicable goals; provided, however, that the Annual Bonus for fiscal year 2017 shall be prorated to reflect Executive’s actual period of employment in fiscal year 2017, but shall be no less than $425,000. The Annual Bonus may be based on a combination of individual and Company-related performance objectives, each of which shall be determined in good faith by the Committee after consultation with Executive. Executive must remain employed through the last day of the fiscal year to which the Annual Bonus relates to earn and be entitled to payment of any Annual Bonus for that year.

(c)	As soon as practicable following the Effective Date, Executive will be granted 70,000 restricted stock units (the “RSUs”) under the Company’s 2013 Omnibus Stock Incentive Plan (the “Plan”), 35,000 of which will be subject solely to service-based vesting conditions (the “Time-Based Award”) and 35,000 of which will be subject to performance-based and service-based vesting conditions (the “Performance-Based Award”). Except as otherwise provided in Section 7, subject to Executive’s continued employment through the applicable vesting date, (i) one-third (1/3) of the Time-Based Award will vest on the day before each anniversary of the Effective Date and (ii) the Performance-Based Award will vest on the last day of a three-year performance period ending December 31, 2019, if and to the extent applicable performance-based vesting conditions are achieved. Dividend equivalents will not be paid or accrued with respect to the Time-Based Award or the Performance-Based Award. The terms of the RSUs, which will be consistent with this Section 4(c), will be governed by the terms of the Plan and an award agreement, the forms of which are attached hereto as Exhibits D and E.

(d)	All amounts provided by Employer to Executive or any affiliate thereof, whether under this Agreement or otherwise, will be subject to such deductions and clawback (recovery) (i) as may be required to be made pursuant to law, government regulation, order or stock exchange listing requirement, (ii) pursuant to any policy that Employer may adopt or (iii) by agreement with, or consent of, Executive.

(e)	Executive shall receive regular equity awards commensurate with Executive’s position on the schedule applicable to awards made generally to Employer’s executive officers.

5. Vacation and other Paid Time Off. Executive shall be entitled to paid time off in accordance with Employer’s paid time off policy, on the same terms as apply to Employer’s other executive officers.

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6. Benefits.

(a)	During the Employment Period, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in all benefits under all plans, practices, policies and programs provided by Employer on a basis that is no less favorable than those generally applicable or made available to executives of Employer. Executive shall be eligible for participation in fringe benefits and perquisite plans, practices, policies and programs (including, without limitation, expense reimbursement plans, practices, policies and programs, as well as supplemental executive disability insurance benefits and vehicle policies or vehicle allowances) on a basis that is no less favorable than those generally applicable or made available to executives of Employer.

(b)	Employer will pay to Executive within thirty (30) days after the Effective Date, a lump pre-tax sum of $150,000 for Executive’s relocation to California. The funds are designed to cover: (i) airfare and related travel expenses for up to twelve trips between North Carolina and California; (ii) temporary lodging pending the purchase of a permanent residence in California; (iii) commission and fees related to the sale of Executive’s home in North Carolina; and (iv) shipment to California of Executive’s household and other personal belongings.

(c)	Employer will pay or reimburse Executive for any legal expenses and related costs, up to but not exceeding $15,000, incurred by Executive in the negotiation of this Agreement.

7. Termination.

(a)	Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If Employer determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide Executive with written notice in accordance with Section 24 of its intention to terminate Executive’s employment. In such event, to the extent permitted by applicable law, Executive’s employment with Employer shall terminate effective on the thirtieth day after receipt of such notice by Executive (the “Disability Effective Date”); provided that, within thirty days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with Employer on a full-time basis for ninety (90) consecutive days, or a total of one hundred and eighty (180) days in any twelve-month period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Employer or its insurers and acceptable to Executive or Executive’s legal representative.

(b)	With or Without Cause. Employer may terminate Executive’s employment during the Employment Period with or without Cause at any time upon notice to

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Executive. For purposes of this Agreement, “Cause” means Executive’s (i) personal dishonesty, gross negligence, willful misconduct, fraud or breach of fiduciary duty, in each case in connection with the performance of services on behalf of Employer or otherwise in connection with Executive’s position with Employer; (ii) willful failure to perform Executive’s duties for or on behalf of Employer or its affiliates, or to follow, or cooperate in carrying out, any lawful and reasonable material written policy adopted by Employer (including any written code of conduct or standards of ethics applicable to employees of Employer) or any reasonable directive from the Board or the Board of Directors of the Bank; (iii) continued and willful neglect of Executive’s duties for or on behalf of Employer or its affiliates; (iv) the taking of, or omission to take, any action that is materially disruptive of the business or affairs of Employer, other than actions taken or omitted in good faith consistent with the best interests of Employer and its affiliates; (v) material breach of any provision of this Agreement; (vi) intentional violation of any material law, rule, regulation or judicial or administrative order to which Employer or any affiliate is subject or of any formal administrative action entered into by Employer or any affiliate, or imposed upon any of them; (vii) conduct that results in Executive’s suspension or temporary or permanent prohibition or removal from participation in the conduct of the affairs of Employer or any affiliate, or the assessment of any civil money penalty against Executive, in any such case pursuant to the rules and regulations of any applicable regulatory agency having jurisdiction over Employer or its affiliates, or the issuance of any permanent injunction or similar remedy by a court having jurisdiction over Employer preventing Executive from executing or performing his material duties under this Agreement; or (viii) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude, whether or not in connection with the business and affairs of Employer or its affiliates; provided, however, that Executive shall have thirty (30) days to cure any of the events or occurrences described in the immediately preceding clauses, to the extent such events or occurrences are curable. For purposes of this Section 8(b), no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Employer.

(c)	With Good Reason. Executive’s employment may be terminated by Executive with Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of Executive, any of the following:

(i)	a material diminution in Executive’s title, authority, duties or responsibilities (other than pursuant to Section 7(d)(ii)), including, without limitation, failure of Executive to be retained or appointed (as the case may be) as President and Chief Executive Officer of the ultimate publicly traded parent entity following a Change of Control;

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(ii)	a material breach of this Agreement by Employer (other than a breach of Section 4 resulting from a reduction in compensation or benefits that is required by a regulatory authority or applicable law);

(iii)	any requirement by Employer that Executive’s services be rendered primarily at a location other than in the Orange County metropolitan area; or

(iv)	non-renewal of the Agreement by Employer.

To invoke a termination with Good Reason, Executive shall provide written notice to Employer of the existence of one or more of the conditions described in clauses (i) through (iv) within sixty (60) days following the initial existence of such condition or conditions, and Employer shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that Employer fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) must occur, if at all, within sixty (60) days following such Cure Period in order for such termination as a result of such condition to constitute a termination with Good Reason.

(d)	Without Good Reason. Executive’s employment may be terminated by Executive without Good Reason at any time upon sixty (60) days’ prior written notice to Employer.

(i)	The period commencing on the date on which Employer receives notice of Executive’s termination of his employment without Good Reason (the “Notice Date”) and ending on the earlier of (i) sixty (60) days following the Notice Date and (ii) such earlier date as designated by Employer shall be referred to as the “Notice Period.”

(ii)	During the Notice Period, Employer:

(1)	shall continue to pay Executive the Annual Base Salary then in effect, in accordance with Employer’s regular payroll practices and allow Executive to participate in Employer’s benefit plans to the extent permitted by such plans and applicable law

(2)	reserves the right to (i) change or remove any of Executive’s duties, (ii) require Executive to remain away from Employer’s premises, and/or (iii) take such other action as determined by Employer to aid and assist in the transition process associated with Executive’s departure.

(3)	may waive or terminate the Notice Period at any time and for any reason or for no reason, in which case the Date of Termination (as

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defined below) shall be the date on which Employer notifies Executive of such waiver or termination.

(e)	Upon Expiration of Employment Period. Executive’s employment shall terminate automatically upon expiration of the Employment Period if either party gives notice of non-renewal as set forth in Section 2.

(f)	Notice of Termination. Any termination by Employer or Executive shall be communicated by Notice of Termination to the other party to this Agreement given in accordance with Section 24. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than thirty (30) days after the giving of such notice in the case of a termination with Cause or with Good Reason). The failure by Executive or Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, shall not waive any right of Executive or Employer, respectively, hereunder or preclude Executive or Employer, respectively, from asserting such fact or circumstance in enforcing Executive’s or Employer’s rights hereunder.

(g)	Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by Employer for Cause, or by Executive with Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be; (ii) if Executive’s employment is terminated by Employer without Cause, the Date of Termination shall be the date on which Employer notifies Executive of such termination; (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be and (iv) if Executive’s employment is terminated by Executive without Good Reason, the Date of Termination shall be the earlier of sixty (60) days following the Notice Date and such earlier date as designated by Employer.

8. Obligations of Employer and Executive upon Termination of Employment.

(a)

In the event of the termination of Executive’s employment for any reason, Executive shall be entitled to any Accrued Obligations. “Accrued Obligations” means (i) any base salary that Executive has earned but not been paid during or prior to the Date of Termination, which, if Executive’s employment is terminated by Executive for any reason, shall be paid on the later of the Date of Termination or seventy-two (72) hours after the notice of termination is given, and if Executive’s employment is terminated by Employer, shall be paid on the Date of Termination, (ii) Executive’s Annual Bonus earned for the fiscal year

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immediately preceding the fiscal year in which the Date of Termination occurs to the extent such bonus has not been paid as of the Date of Termination (which shall be paid in the ordinary course when annual bonuses are paid to Employer’s other executive officers); (iii) any business expenses that are reimbursable under Section 6 that were incurred by Executive as of the Date of Termination but have not been reimbursed on the Date of Termination, subject to the submission of any required substantiation and documentation and paid in the ordinary course consistent with past practice, and (iv) any payments or benefits to which Executive or his beneficiary or estate is entitled under the terms of any applicable Executive benefit plan (which shall be paid or provided pursuant to the terms of the applicable plan, agreement or policy).

(b)	In the event that, during the term of this Agreement, Employer terminates Executive’s employment without Cause or Executive resigns with Good Reason, subject to Section 8(c), Executive shall be entitled to the following severance benefits (the “Severance Benefits”):

(i)	severance pay in an amount equal to the sum of (A) 100% of Executive’s (A) Annual Base Salary in effect on the Date of Termination and (B) 50% of Executive’s Target Bonus in effect on the Date of Termination (the “Severance Amount”) payable in lump sum on the first payroll date coincident with or next following the sixtieth (60th) calendar day following Executive’s Date of Termination; and

(ii)	For the 12-month period following the Date of Termination, provided Executive has elected COBRA continuation coverage under an Employer-provided group health plan, Employer shall pay to Executive in equal monthly installments, an amount equal to the monthly COBRA premium, less an amount equal to the portion of the monthly health-care premium Executive was paying prior to the Date of Termination (the “Welfare Benefits”).

(iii)

Notwithstanding the foregoing, if Employer terminates Executive’s employment without Cause or Executive resigns with Good Reason, and the Date of Termination occurs within two years immediately following a Change of Control (as defined in Exhibit A), subject to Section 8(c), (A) the Severance Amount will be equal to 200% of the sum of Executive’s Annual Base Salary and Target Bonus in effect on the Date of Termination (payable as provided in subparagraph (b)(i) above); (B) the Welfare Benefits shall be paid to Executive for a twenty-four (24) month period following the Date of Termination (it being understood that the COBRA coverage period may expire earlier); and (C) Executive’s outstanding equity-based awards shall vest and become free of restrictions immediately (with any performance-based equity awards vesting at “target” performance levels unless the applicable performance goals are determinable as of the Date of Termination and actual performance exceeds “target” performance levels, in which case such performance-

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based awards will vest based on the actual level of achievement determined as of the Date of Termination).

(c)	Any severance to be paid pursuant to Section 8(b) is subject to and conditioned upon Executive signing and delivering to Employer a general release and waiver (in the form set forth as Exhibit B to this Agreement, as amended to conform to any changes in applicable law after the Effective date) within twenty one (21) days following the Date of Termination (or 45 days following the Date of Termination if Executive’s termination is part of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii)), and not revoking the general release within any applicable revocation period.

(d)

If any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (d), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. If a reduction is required pursuant to section, the reduction shall be made as follows: (x) if none of the parachute payments constitute non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing, and (y) if any parachute payments constitute non-qualified deferred compensation or if Executive fails to elect an order, then the parachute payments to be reduced will be determined by the Accounting Firm (defined below) in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved. Any determination required under this Section shall be made by independent accounting firm designated by the Company (the “Accounting Firm”), whose determination shall be conclusive and binding upon Executive and Employer for all purposes. For purposes of making the calculations required under this section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Accounting Firm shall assume that Executive pays all taxes at the highest marginal rate. Employer and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this section. Employer will bear all costs

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that the Accounting Firm may reasonably incur in connection with any calculations contemplated by this section.

(e)	Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder, including 12 C.F.R. Part 359.

(f)	As of the Date of Termination, Executive shall resign from all positions held with Employer, including as a member of the Board of the Company and the Bank, and as a director, officer, trustee, general partner or other capacity in which he is serving with any entity at the request of Employer or by reason of his service for Employer.

(g)	From and after the Date of Termination, Executive agrees to cooperate fully with Employer’s reasonable requests in connection with any existing or future investigations, claims, litigation, audits or similar actions involving Employer or its affiliates, whether administrative, civil or criminal in nature, in which and to the extent Employer reasonably deems Executive’s cooperation necessary. Employer shall pay all reasonable, documented travel and other expenses incurred by Executive in connection with providing his cooperation if the expenses and costs are approved in advance in writing by Employer. Executive also agrees to respond to requests from Employer and its counsel for information needed to prepare such operational, financial and other reports, filings and documents that relate to the time period during which Executive provided services to Employer or to the termination of his services. To the extent that Executive’s cooperation under this Section 8(g) requires more than a de minimis amount of time, Employer and Executive shall negotiate mutually agreeable remuneration for such cooperation.

9. Nonsolicitation. Unless otherwise agreed in writing, during the term of this Agreement, and for a period of twenty-four (24) months following the Date of Termination, Executive shall not, and shall not assist any other person to (i) solicit for hiring any employee of Employer or any of its affiliates (or any individual who was such an employee at any time within the twelve (12) month period preceding such solicitation), or seek to persuade any employee of Employer or any of its affiliates (or any individual who was such an employee at any time within the twelve (12) month period preceding such action) to discontinue employment or (ii) solicit or encourage any independent contractor providing services to Employer or any of its affiliates to terminate or diminish its relationship with them.

10. Nondisclosure of Confidential Information.

(a)

Executive acknowledges that Employer and its affiliates may disclose confidential information to Executive during the Employment Term to enable him to perform his duties hereunder. Executive agrees that, except as required by law, regulatory directive or judicial order or as permitted in Section 10(c) below, he will not, without the prior written consent of Employer, during the Employment Term or at

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any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of Employer or any of its affiliates. For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, or financial information of Employer or any of its affiliates, plans, or any other information of whatever nature in the possession or control of Employer which has not been published or disclosed to the general public (other than by acts of Executive or his agents in violation of this Agreement), or which gives to Employer or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it. The foregoing covenants will not prohibit Executive from disclosing confidential or other information to other employees of Employer or to third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

(b)	Executive further agrees that if his employment hereunder is terminated for any reason, he will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature containing secret or confidential information of Employer or any of its affiliates.

(c)	Notwithstanding anything to the contrary in this Employment Agreement, nothing in this Employment Agreement, including this Section 10, is intended to prohibit Executive and Executive is not prohibited from reporting possible violations of law to, filing charges with, or making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of U.S. federal law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any self-regulatory agencies such as the SEC or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, Executive does not need the prior authorization of the Company to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify Employer that he has engaged in any such communications or made any such reports or disclosures. In addition, Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

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Accordingly, notwithstanding anything to the contrary in this Agreement, Executive understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

11. Intellectual Property. Executive agrees promptly to reduce to writing and to disclose and assign, and hereby does assign, to Employer, its subsidiaries, successors, assigns and nominees, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software and ideas concerning the same, capable of use in connection with the business of Employer or any of its affiliates, which Executive may make or conceive, either solely or jointly with others, during the period of his employment by Employer, its subsidiaries or successors. Executive agrees, at Employer’s expense, that upon a request by Employer, to execute, acknowledge and deliver to Employer all such papers, including applications for patents, applications for copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist Employer, its parent, subsidiaries, successors, assigns and nominees in every proper way to patent or register said programs, computer software, ideas, inventions, discoveries, improvements, copyrightable material or trademarks in any and all countries and to vest title thereto in Employer, its parent, subsidiaries, successors, assigns or nominees. Upon a request by Employer, Executive will promptly report to Employer all discoveries, inventions or improvements of whatsoever nature conceived or made by him at any time he was employed by Employer, its parent, subsidiaries or successors. All such discoveries, inventions and improvements which are applicable in any way to Employer’s business shall be the sole and exclusive property of Employer.

12. Additional Remedies. Executive recognizes that his services under this Agreement are of a personal, special, unique and extraordinary character and irreparable injury will result to Employer and to its business and properties in the event of any breach by Executive of any of the provisions of Sections 9, 10 or 11, and that Executive’s continued employment is predicated on the commitments undertaken by him pursuant to those Sections. In the event of any breach of any of Executive’s commitments pursuant to Sections 9, 10 or 11, Employer shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Executive or by any person or persons acting for or with Executive in any capacity whatsoever.

13. Section 409A.

(a)

Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment, Executive is a “specified employee” within the meaning of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”), any and all amounts payable under this Agreement that constitute “nonqualified deferred

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compensation” payable due to a “separation from service” (as those terms are used in Section 409A) and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon Executive’s death, in each case, with interest from the date on which payment would otherwise have been made, calculated at the applicable federal rate provided under Section 7872(f)(2)(A) of the Code. If Executive receives compensation under Section 9 that can in whole or in part be treated as paid under a “separation pay plan” described in Treasury Regulations Section 1.409A-1(b)(9)(iii) or as a “short-term deferral” described in Treasury Regulation Section 1.409A-1(b)(4), then, to the extent permitted under Section 409A, such compensation shall be treated accordingly.

(b)	For purposes of Section 9, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) after giving effect to the presumptions contained therein).

(c)	Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d)	Any amount that Executive is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e)	It is intended that the terms of this Agreement comply with Section 409A, or an exemption therefrom, and the terms of this Agreement will be interpreted accordingly; provided, however, that Employer and its Executives, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to Executive or any related party with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.

14. Adjustments to Comply with Final Interagency Guidance on Sound Incentive Compensation Policies. Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by the Board, or the Board of Directors of the Bank, to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency,

13

the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment, modification or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

15. Non-disparagement. During and for two years after the Employment Period:

(a)	Executive agrees to refrain from making any statements about Employer or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Employer or any such officer or director;

(b)	Employer shall direct its officers and directors to refrain from making any statements about Executive that would disparage, or reflect unfavorably upon the image or reputation of Executive; provided, however, that the foregoing shall not prohibit Employer from complying with its policies regarding public statements with respect to Employer, or otherwise complying with applicable law; and

(c)	nothing in this Agreement or elsewhere shall prohibit (i) honest and good faith reporting by Executive to Employer, (ii) honest and good faith reporting by Executive or Employer to law enforcement authorities or (iii) compliance with applicable law.

16. Provisions Required By Law. Notwithstanding anything herein to the contrary, any provisions that are now or are in the future required by applicable law, rule, regulation or regulatory guidance or policy of general applicability to be included in this Agreement that are not expressly stated herein shall be deemed to be a part of this Agreement as fully as if such provisions were expressly stated herein.

17. No Duplication of Employer Obligations. With respect to any payments or other compensation to be provided hereunder by Employer, the provision of such payments or other compensation by any subsidiary or affiliate of the Company shall be deemed to reduce, to the same extent, the obligation of the Company to provide such payments or other compensation, and vice versa.

18. Assignment; Benefit. No party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party; provided, however, that the Company may assign its rights and obligations hereunder (i) to any entity controlled by, under the control of, or under common control with, the Company (as long as such entity is no less capable of fulfilling the obligations of Employer hereunder), or (ii) to any successor to Employer upon any liquidation, dissolution or winding up of Employer, upon any merger or consolidation of Employer or upon any sale of all or substantially all of the assets of Employer (as long as such successor is capable of fulfilling the obligations of Employer hereunder). The Bank and the Company’s other subsidiaries shall be deemed to be beneficiaries of this Agreement

19. Waiver. Failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall in no way affect the rights of such first party to require performance of that provision, and any waiver by any party hereto of any provision of

14

this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any rights under this Agreement.

20. Severability. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision or portion hereof to other persons or circumstances.

21. Benefits. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employer and Executive, its and his heirs, personal representatives and successors, including, without limitation, Executive’s estate and the executors, administrators or trustees of such estate.

22. Governing Law. To the extent not governed by the federal laws of the United States of America, this Agreement shall be construed and enforced in accordance with the laws of the State of California.

23. Arbitration. Executive agrees to sign and be bound by the terms of the Arbitration Agreement, which is attached as Exhibit C.

24. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or two (2) business days after mailing at any general or branch United States Post Office, by registered or certified mail postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

If to Employer:

Banc of California, Inc.

3 MacArthur Place

Santa Ana, California 92707

Attention: General Counsel

If to Executive:

At Executive’s last address in the records of Employer.

25. Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof, and this Agreement shall not be modified or amended except by written agreement of Employer and Executive.

26. Captions. The headings and captions hereof are for convenience only and shall not affect the construction of this Agreement.

27. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

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28. Construction. Employer and Executive acknowledge that this Agreement was the result of arms-length negotiations between sophisticated parties, each represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

29. Survival. The obligations contained in this Agreement shall survive the termination of Executive’s employment with Employer or expiration of this Agreement as necessary to carry out the intentions of the parties as described herein.

30. Tax Withholding. Employer shall have the right and power to deduct from all payments or benefits provided pursuant to this Agreement (and/or require Executive to remit to Employer or any subsidiary or affiliate thereof promptly upon notification) the amount required to satisfy any federal, state, local or other tax withholding obligations required by law to be withheld.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

BANC OF CALIFORNIA, INC.

By:	/s/ John C. Grosvenor

Name:	John C. Grosvenor

Title:	General Counsel and Corporate Secretary

BANC OF CALIFORNIA, N.A.

By:	/s/ John C. Grosvenor

Name:	John C. Grosvenor

Title:	Corporate Secretary

EXECUTIVE

/s/ Douglas H. Bowers

Name:	Douglas H. Bowers

[Signature Page to Douglas H. Bowers Employment Agreement]

EXHIBIT A

DEFINITION OF CHANGE OF CONTROL

For the purposes of this Agreement “Change of Control” means:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company affiliated with the Company, or (D) any acquisition pursuant to a transaction that complies with clauses (c)(i), (c)(ii) and (c)(iii) below;

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, greater than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-

A-1

outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of Bancorp of a complete liquidation or dissolution of the Company.

A-2

EXHIBIT B

GENERAL RELEASE

[Subject to modification to conform with changes in applicable law or regulations after the Execution Date]

SEPARATION AGREEMENT AND GENERAL RELEASE

Banc of California, Inc., a Maryland corporation (the “Company”), the Banc of California, N.A., a national banking association (the “Bank,” and together with the Company, “Employer”) and Douglas H. Bowers (“Executive”) (collectively the “Parties”) enter into this Separation Agreement and General Release (“General Release”) on the following terms:

Whereas, Executive was employed by Employer pursuant to an employment agreement entered into by and between Executive and Employer dated as of April 24, 2017 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement; and

Whereas, the Date of Termination of Executive’s employment with Employer was                     , and Executive acknowledges that regardless of signing this General Release, he has received his final paycheck for all wages earned through the Date of Termination, except for any payments which, pursuant to the terms of the Employment Agreement, are not yet due to be paid;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this General Release, the Parties agree as follows:

1. Subject to Executive’s compliance with his promises and agreements contained in this General Release and provided Executive does not revoke this Agreement, Employer shall provide Executive with the Severance Benefits set forth in Section 8(b) of the Employment Agreement.

2. In consideration of the payments and benefits to which Executive is entitled under this General Release, Executive for himself, his heirs, administrators, representatives, executors, successors, and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, the Bank, and their respective parents, subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, attorneys, consultants, independent contractors, and representatives, including, without limitation, all persons acting by, through, under, or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law (“Claims”), including without limitation, Claims for personal injury; Claims for breach of any implied or express contract or covenant; Claims for promissory estoppel; Claims for failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or any compensation of any sort; Claims for failure to grant equity or allow equity to vest; Claims for wrongful termination, public policy violations, defamation, interference with contract or prospective economic advantage, invasion of privacy, fraud, misrepresentation, emotional distress, breach of fiduciary duty, breach of the duty of loyalty or other common law or tort causes of action; Claims of harassment, retaliation or discrimination based upon race, color, sex, national origin, ancestry, age, disability, handicap, medical condition, religion, marital status, or any other protected class or status under federal, state, or local law; Claims arising under or relating to employment, employment contracts, unlawful effort to prevent employment, or unfair or unlawful business practices, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964 (“Title VII”); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans With Disabilities Act of 1990 (“ADA”), 42 U.S.C § 12101 et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.,; the Older Workers Benefits Protection Act (“OWBPA”); the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the California Labor Code; the California Fair Employment and Housing Act (“FEHA”), Cal. Gov. Code § 12900 et seq.; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq. or any other health/safety laws, statutes or regulations; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the Internal Revenue Code; the California Family Rights Act (“CFRA”), Cal. Gov. Code § 12945 et seq.; including any amendments to or regulations promulgated under these statutes and including the similar laws of any other states, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance, which Executive and the Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until and including the Execution Date (collectively, “Released Claims”).

3. OWBPA; Meaning of Signing This General Release. Executive expressly acknowledges and agrees that (a) Executive has carefully read this General Release and fully understands what it means, including the fact that he is waiving his rights under ADEA; (b) Executive has been advised in writing to consult an independent attorney of Executive’s choice before signing this General Release; (c) Executive has been given twenty-one (21) calendar days to consider this General Release, or, in the case of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii), forty-five (45) days; (d) in the case of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii), Executive has been provided the information required by 29 U.S.C. §626(f)(1)(H); (e) Executive has agreed to this General Release knowingly and voluntarily of Executive’s own free will; (f) in consideration of Executive’s promises contained in this General Release, he is receiving consideration beyond that to which he is otherwise entitled, including, without limitation, the Severance Benefits; (g) Executive may revoke Executive’s waiver and release of Claims under the ADEA within seven (7) calendar days after the Execution Date by sending a written Notice of Revocation to the address of Employer as set forth in Section 24 of the Employment Agreement; and (h) except for Executive’s waiver and release of Claims under the ADEA, which shall not become effective or enforceable as to any Party until the date upon which the revocation period has expired without revocation by Executive, this General Release shall become effective on the Execution Date. Executive understands and agrees that modifications or amendments to this General Release will not restart the twenty-one (21) or forty-five (45) day consideration period, as applicable, set forth in this Section 3. For avoidance of doubt, if Executive revokes his waiver and release of Claims under the ADEA pursuant to this Section, Employer will not provide any of the Severance Benefits.

4. Notwithstanding anything else to the contrary in this General Release, this General Release shall not affect: the obligations of the Company set forth in the Employment Agreement or the indemnification agreement or other obligations that, in each case with respect to such other obligations, by their terms, are to be performed after the Execution Date (defined below), including, without limitation, Executive’s rights to any vested benefits, vested pension rights or vested rights to equity); any obligations of the Bank to repay any bank deposits; obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as a director, officer or employee of the Affiliated Entities; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible.

5. Executive represents that, except for anonymous whistleblower complaints filed with the SEC or other similar regulatory agencies, the Releasors have not initiated, filed, or caused to be filed any Released Claims against any of the Releasees. Executive further agrees not to initiate, file, cause to be filed, or otherwise pursue any Released Claims, either as an individual on his own behalf, or as a representative, member or shareholder in a class, collective or derivative action and further agrees not to encourage any person, including any current or former employee of the Releasees, to file any kind of Claim against the Releasees. Executive, however, retains the right to challenge the validity of the waiver of Executive’s Claims under the ADEA set forth in Sections 2 and 3 of this General Release.

6. Executive further acknowledges that he may hereafter discover claims or facts in addition to or different than those that he now knows or believes to exist with respect to the subject matter of this General Release and that, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and Executive’s decision to enter into it. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and Executive expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Executive further expressly waives any rights he may have under Section 1542, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction to apply.

7. This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of California, without reference to its principles of conflict of laws.

8. The Parties intend for the provisions of this General Release to be enforced to the fullest extent permissible under all applicable laws and public policies. They also intend that unenforceability or the modification to conform with those laws or public policies of any provision of this General Release shall not render unenforceable or impair the remainder of this General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

9. This General Release may not be orally cancelled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this General Release.

10. In the event of the breach or a threatened breach by Executive of any of the provisions of this General Release, the Releasees would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Releasees shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof without posting a bond or other security.

11. Notwithstanding anything to the contrary in this General Release, Executive understands that nothing in this General Release is intended to prohibit Executive and Executive is not prohibited from reporting possible violations of law to, filing charges with, making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of U.S. federal law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any self-regulatory agencies such as the SEC or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, Executive does not need the prior authorization of Employer to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify Employer that he has engaged in any such communications or made any such reports or disclosures. Executive agrees, however, to waive any right to receive any monetary award resulting from such a report, charge, disclosure, investigation or proceeding, except that Executive may receive and fully retain any award from a whistleblower award program administered by a Government Agency. In addition, Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this General Release, Executive understands that he has the right to disclose in confidence trade secrets to federal, state,

and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Executive has executed this General Release on             , 20     (the “Execution Date”).

BANC OF CALIFORNIA, INC.

By:

Name:

Title:

EXECUTIVE:

Douglas H. Bowers

EXHIBIT C

ARBITRATION AGREEMENT

This Arbitration Agreement (“Agreement”), dated as of the Effective Date is between Banc of California, Inc., a Maryland corporation (the “Company”), the Banc of California, N.A., a national banking association (the “Bank,” and together with the Company, “Employer”) and Douglas H. Bowers (“Executive”) (collectively, the “Parties”):

Whereas, Executive entered into an employment agreement with Employer as of April 24, 2017 (the “Employment Agreement”). Capitalized terms used but not defined in this Agreement shall have the meaning set forth in the Employment Agreement.

In order to resolve all disputes between them as expeditiously as possible, Employer and Executive agree as follows:

1. Arbitrable Claims.

(a)	To the fullest extent permitted by law, and except as otherwise provided in this Agreement, any and all claims or controversies between Employer and Executive (or between Executive and any present or former officer, director, agent, or employee of Employer or any parent, subsidiary, or other entity affiliated with Employer) relating in any manner to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration (“Arbitrable Claims”).

(b)	Arbitrable Claims shall include, but not be limited to, contract claims, tort claims, and claims relating to compensation, benefits, and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code, the California Unfair Competition Law, and the California Wage Orders.

(c)	Notwithstanding the foregoing, Arbitrable Claims shall not include claims for unemployment benefits, workers’ compensation claims, claims under the National Labor Relations Act, or claims precluded by federal statute from agreements for pre-dispute arbitration (collectively, “Excluded Claims”).

(d)	Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.

2. Arbitration Procedure.

(a)	Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the then current JAMS Employment Arbitration

Rules & Procedures (the “Arbitration Rules”) to the extent not inconsistent with this Agreement. A copy of the current Arbitration Rules is attached. The Arbitration Rules are also available for review at www.jamsadr.com/rules-employment-arbitration.

(b)	Arbitration shall be initiated by the aggrieved party giving all other parties written notice as described in this paragraph (“Notice of Dispute”). Written notice of a claim by Executive shall be mailed by certified or registered mail, return receipt requested, to [name of person or position] at [address]. Written notice of a claim by Employer shall be mailed to the last known address of Executive. The Notice of Dispute shall identify and describe the nature of all claims asserted, the facts upon which such claims are based, and the relief sought.

3. Arbitrator Selection and Authority.

(a)	A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within sixty (60) days after date of the Notice of Dispute, then a neutral and impartial arbitrator shall be appointed in accordance with the Arbitration Rules. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, except that a court and not the arbitrator shall determine arbitrability and whether all or any part of this Agreement is void or unenforceable. The arbitrator’s authority shall include the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which any decision or award is based. The arbitrator shall apply the same substantive law with the same statutes of limitations and same individual remedies that would apply if the claims were brought in a court of law.

(b)	The arbitrator shall also have the authority to award costs and fees to the prevailing party as provided by applicable law to the same extent as a court. Otherwise, each party shall pay its own costs and attorney’s fees. Employer shall pay the costs and fees of the arbitrator and reimburse Executive for any filing fees paid to initiate arbitration.

(c)	The arbitrator shall not have the authority to adjudicate class, collective, or representative claims (including without limitation claims under the California Private Attorneys General Act on behalf of any person other than Executive individually), to award any class, collective, or other representative relief on behalf of any person other than Executive, or, without all parties’ consent, to consolidate the claims of two or more individuals, or otherwise preside over any form of a class, collective, or other representative proceeding.

4. Actions To Compel Arbitration or Enforce Award. Either Employer or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any

Arbitrable Claim. Nothing in this Agreement, however, precludes a party from filing an administrative charge with an agency that has jurisdiction over a claim that is otherwise arbitrable. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

5. Location of Arbitration. All arbitration hearings under this Agreement shall be conducted in Orange County, California, unless otherwise agreed by the parties.

6. Waiver of Jury Trial. The parties understand and agree that by entering into this Agreement, they are each waiving the right to a trial by jury.

7. Waiver of Class, Representative, and Collective Claims. To the fullest extent permitted by law, Executive and Employer each waives any right either may have to bring any class, collective, or representative action against the other party, whether in arbitration, in court, or otherwise, or to participate as a member of any class or collective action against the other party (“Waived Claims”). If a court or an arbitrator determines in any proceeding between the Parties that any such claims cannot be waived, then the non-waivable claims shall be adjudicated in court or such other forum as provided by law and not in arbitration.

8. Bifurcation and Stay. In the event either party asserts against the other party in a judicial forum both Arbitrable Claims and also Excluded Claims and/or Waived Claims, then such claims shall be bifurcated as follows: (a) Arbitrable Claims shall be subject to arbitration and (b) all Excluded Claims and any Waived Claims that a court or arbitrator in any proceeding between the Parties determines cannot lawfully be waived shall be adjudicated in court or such other forum as provided by law and not in arbitration. To the extent permitted by law, all such claims to be adjudicated outside of arbitration shall be stayed for the duration of the arbitration proceedings.

9. Applicable Law. This Agreement shall be governed by the Federal Arbitration Act and, to the extent permitted by such Act, the laws of the State of California.

10. Severability. If any provision of this Agreement shall be held to be invalid, unenforceable, or void, by a court of competent jurisdiction or an arbitrator such provision shall be stricken from the Agreement, and the remainder of the Agreement shall remain in full force and effect.

11. Entire Agreement; Amendment. Employer and Executive understand and agree that this Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this Agreement. The parties also agree that the terms of this Agreement cannot be revoked or modified except in a written document signed by both Executive and an officer of Employer.

12. Term of Agreement. This Agreement shall be effective as of the Effective Date and shall survive the termination of Executive’s employment with Employer.

13. Acknowledgement. The parties voluntarily have entered into this Agreement, and they acknowledge that they have been given the opportunity to discuss this agreement with legal counsel and to review the Arbitration Rules before signing this agreement, and they have availed themselves of this opportunity to the extent they wish to do so.

Signed:		Date:
Executive

Signed:		Date:
Employer

EXHIBIT D

TIME-BASED AWARD AGREEMENT

BANC OF CALIFORNIA, INC.

2013 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

RSU No.

Restricted Stock Units are hereby awarded pursuant to this Restricted Stock Unit Agreement (this “Agreement”) on             , 2017 (the “Grant Date”) by Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.), a Maryland corporation (the “Company”), to Douglas H. Bowers (the “Grantee”), in accordance with the following terms and conditions:

1. Award. The Company hereby awards to the Grantee 35,000 Restricted Stock Units (“RSUs”), with each RSU representing the right to receive one share of Common Stock, pursuant to the Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.) 2013 Omnibus Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), and upon the terms and conditions and subject to the restrictions in the Plan and as hereinafter set forth. A copy of the Plan, as currently in effect, is incorporated herein by reference and is attached hereto. Capitalized terms used herein which are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

2. Restrictions on Transfer; Vesting. When vested, each RSU will entitle the Grantee to receive one share of Common Stock. The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Grantee, except upon the death of the Grantee, by will or by the laws of descent and distribution.

Except as otherwise provided in Section 3 of this Agreement, provided that the Grantee is serving as a director, officer, employee or consultant of the Company or any Subsidiary or Affiliate as of the date of vesting, the RSUs shall become vested in accordance with the following schedule:

Date of Vesting	Number of RSUs Vested
May 7, 2018	11,666
May 7, 2019	11,667
May 7, 2020	11,667

3. Termination of Employment. Except as otherwise provided in Section 8(b)(iii) of the Grantee’s employment agreement, upon the Grantee’s Termination of Employment for any reason other than due to death or Disability, any unvested RSUs shall become forfeited. In the event that the Grantee’s Termination of Employment is due to death or Disability, the RSUs, if not theretofore vested, shall vest in full as of the date of such Termination of Employment.

4. Grantee’s Rights. The Grantee shall have no voting rights, no right to receive any dividends (or dividend equivalents) and no other rights of a stockholder with respect to the shares of Common Stock underlying the RSUs unless and until such shares of Common Stock are issued to the Grantee in payment of the RSUs.

5. Payment of Award. An RSU that has vested (“Vested RSU”) shall be paid in the form of a share of Common Stock, as of the earliest to occur of the following: (A) the applicable scheduled vesting date set forth in Section 2 above (“Scheduled Vesting Date”), or (B) the date of Grantee’s Termination of Employment (if the RSUs vest due to the Termination of Employment). Such payment shall be made as soon as practicable following the applicable Scheduled Vesting Date or the date of Termination of Employment (if the RSUs vest due to the Termination of Employment), but in no event later than thirty (30) days following the Scheduled Vesting Date or the date of Termination of Employment, as applicable.

6. Adjustments. In the event of a Corporate Transaction or Share Change, the RSUs shall be adjusted as and to the extent provided in Section 3(d) of the Plan.

7. Effect of Change in Control. Section 10(d) of the Plan shall not apply to the treatment of the RSUs upon and following a Change in Control.

8. Delivery and Registration of Shares. The Company’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation that the Grantee, or any other person to whom such shares are to be delivered, is acquiring such shares without a view to the distribution thereof. In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act of 1933, as amended, or other securities law or regulation. The Company shall not be required to deliver any shares of Common Stock hereunder prior to (i) the listing or approval for listing upon notice of issuance of the shares on the Applicable Exchange, (ii) any registration or other qualification of such shares under any state or federal law, rule or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable and (iii) obtaining any other consent, approval, or permit from any state or federal government agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

9. Plan and Plan Interpretations as Controlling. The RSUs hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations made in the discretion of the Committee shall be binding and conclusive upon the Grantee or the Grantee’s legal representatives with regard to any question arising hereunder or under the Plan.

10. Clawback. All RSUs granted pursuant to this Agreement and all shares of Common Stock issued hereunder shall be subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to the Company or its Subsidiaries or Affiliates as in effect from time to time or (ii) set forth in any policies adopted or maintained by the Company or any of its Subsidiaries or Affiliates as in effect from time to time.

11. Grantee Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate the Grantee’s employment or service at any time, nor confer upon the Grantee any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.

12. Withholding Tax. Upon the vesting of the RSUs, the Company may withhold from any payment or distribution made hereunder sufficient shares of Common Stock to cover any applicable withholding and employment taxes, or require the Grantee to remit to the Company an amount sufficient to satisfy such taxes.

13. Notices. All notices hereunder to the Company shall be delivered or mailed to it addressed to the Secretary of Banc of California, Inc., 3 MacArthur Place, Santa Ana, California, 92707. Any notices hereunder to the Grantee shall be delivered personally or mailed to the Grantee’s current address according to the Company’s personnel files. Such addresses for the service of notices may be changed at any time, provided written notice of the change is furnished in advance to the Company or to the Grantee, as the case may be.

14. Severability. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

15. Governing Law; Headings. This Agreement and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

16. Amendment. This Agreement may be amended or modified by the Committee at any time; provided, that, no amendment or modification that materially impairs the rights of the Grantee as provided by this Agreement shall be effective unless set forth in writing signed by the parties hereto, except such an amendment made to cause the terms of this Agreement or the RSUs granted hereunder or shares of Common Stock issued hereunder to comply with applicable law (including tax law), Applicable Exchange listing standards or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

17. Grantee Acceptance; Counterparts. The Grantee shall signify the Grantee’s acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy hereof to the Company at the address set forth in Section 13 above. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

18. Section 409A. The RSUs are intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, this Award shall be interpreted, operated and administered in a manner consistent with this intention.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BANC OF CALIFORNIA, INC.

By:

ACCEPTED

(Street Address)

(City, State and Zip Code)

EXHIBIT E

PERFORMANCE-BASED AWARD AGREEMENT

BANC OF CALIFORNIA, INC.

2013 OMNIBUS STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

RSU No.

Restricted Stock Units are hereby awarded pursuant to this Performance-Based Restricted Stock Unit Agreement (this “Agreement”) on             , 2017 (the “Grant Date”) by Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.), a Maryland corporation (the “Company”), to Douglas H. Bowers (the “Grantee”), in accordance with the following terms and conditions:

1. Award. The Company hereby awards to the Grantee a “target” award of 35,000 Restricted Stock Units (“RSUs”), with each RSU representing the right to receive one share of Common Stock, pursuant to the Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.) 2013 Omnibus Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), and upon the terms and conditions and subject to the restrictions in the Plan and as hereinafter set forth. The actual number of RSUs that vest (and the actual number of shares of Common Stock issued in respect thereof) will be determined pursuant to the terms of this Agreement (including Annex A) and may be from zero to 200% of the “target” number of RSUs noted above. A copy of the Plan, as currently in effect, is incorporated herein by reference and is attached hereto. Capitalized terms used herein which are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

2. Restrictions on Transfer; Vesting. When vested, each RSU will entitle the Grantee to receive one share of Common Stock. The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Grantee, except upon the death of the Grantee, by will or by the laws of descent and distribution.

Except as otherwise provided in Section 3 of this Agreement or Section 8(b)(iii) of the Grantee’s employment agreement, provided that the Grantee is serving as a director, officer, employee or consultant of the Company or any Subsidiary or Affiliate as of the date of the last day of the performance period, which begins on January 1, 2017 and ends December 31, 2019 (the “Performance Period”), the RSUs shall vest in accordance with the Annex A (which is incorporated herein and a part of this Agreement) on the last day of the Performance Period.

3. Termination of Employment. Except as otherwise provided in Section 8(b)(iii) of the Grantee’s employment agreement, upon the Grantee’s Termination of Employment for any reason other than due to death or Disability, any unvested RSUs shall become forfeited. In the event that the Grantee’s Termination of Employment is due to death or Disability, the RSUs, if not theretofore vested, the “target” number of RSUs noted in Section 1 of this Agreement will vest as of the date of such Termination of Employment (unless the applicable performance goals are determinable as of the date of such Termination of Employment and actual performance exceeds “target” performance levels, in which case the number of RSUs that will vest as of the date of such Termination of Employment will be based on the actual level of achievement determined as of the date of Termination of Employment).

4. Grantee’s Rights. The Grantee shall have no voting rights, no right to receive any dividends (or dividend equivalents) and no other rights of a stockholder with respect to the shares of Common Stock underlying the RSUs unless and until such shares of Common Stock are issued to the Grantee in payment of the RSUs.

5. Payment of Award. An RSU that has vested (“Vested RSU”) shall be paid in the form of a share of Common Stock, as of the earliest to occur of the following: (A) as soon as practicable after (and, in all events, by March 15th first following) the last day of the Performance Period (“Scheduled Vesting Date”), or (B) within thirty (30) days following the date of Grantee’s Termination of Employment (if the RSUs vest due to the Termination of Employment).

6. Adjustments. In the event of a Corporate Transaction or Share Change, the RSUs shall be adjusted as and to the extent provided in Section 3(d) of the Plan.

7. Effect of Change in Control. Section 10(d) of the Plan shall not apply to the treatment of the RSUs upon and following a Change in Control.

8. Delivery and Registration of Shares. The Company’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation that the Grantee, or any other person to whom such shares are to be delivered, is acquiring such shares without a view to the distribution thereof. In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act of 1933, as amended, or other securities law or regulation. The Company shall not be required to deliver any shares of Common Stock hereunder prior to (i) the listing or approval for listing upon notice of issuance of the shares on the Applicable Exchange, (ii) any registration or other qualification of such shares under any state or federal law, rule or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable and (iii) obtaining any other consent, approval, or permit from any state or federal government agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

9. Plan and Plan Interpretations as Controlling. The RSUs hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations made in the discretion of the Committee shall be binding and conclusive upon the Grantee or the Grantee’s legal representatives with regard to any question arising hereunder or under the Plan.

10. Clawback. All RSUs granted pursuant to this Agreement and all shares of Common Stock issued hereunder shall be subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to the Company or its Subsidiaries or

Affiliates as in effect from time to time or (ii) set forth in any policies adopted or maintained by the Company or any of its Subsidiaries or Affiliates as in effect from time to time.

11. Grantee Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate the Grantee’s employment or service at any time, nor confer upon the Grantee any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.

12. Withholding Tax. Upon the vesting of the RSUs, the Company may withhold from any payment or distribution made hereunder sufficient shares of Common Stock to cover any applicable withholding and employment taxes, or require the Grantee to remit to the Company an amount sufficient to satisfy such taxes.

13. Notices. All notices hereunder to the Company shall be delivered or mailed to it addressed to the Secretary of Banc of California, Inc., 3 MacArthur Place, Santa Ana, California, 92707. Any notices hereunder to the Grantee shall be delivered personally or mailed to the Grantee’s current address according to the Company’s personnel files. Such addresses for the service of notices may be changed at any time, provided written notice of the change is furnished in advance to the Company or to the Grantee, as the case may be.

14. Severability. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

15. Governing Law; Headings. This Agreement and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

16. Amendment. This Agreement may be amended or modified by the Committee at any time; provided, that, no amendment or modification that materially impairs the rights of the Grantee as provided by this Agreement shall be effective unless set forth in writing signed by the parties hereto, except such an amendment made to cause the terms of this Agreement or the RSUs granted hereunder or shares of Common Stock issued hereunder to comply with applicable law (including tax law), Applicable Exchange listing standards or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

17. Grantee Acceptance; Counterparts. The Grantee shall signify the Grantee’s acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy hereof to the Company at the address set forth in Section 13 above. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

18. Section 409A. The RSUs are intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, this Award shall be interpreted, operated and administered in a manner consistent with this intention.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BANC OF CALIFORNIA, INC.

By:

ACCEPTED

(Street Address)

(City, State and Zip Code)

Annex A

Performance-Based Vesting Conditions

Target Award: 35,000 RSUs

Gating Performance Goal: Common Equity Tier 1 Capital Ratio on December 31, 2017 (as reported in the Company’s 10-K) of at least 8%.

If the Gating Performance Goal is achieved, and the service-based vesting conditions described in the Agreement are satisfied, up to 200% of the Target Award will vest, with the actual number of RSUs that vests determined by the Committee based on the following:

Individual Metric	Weighting	Threshold Achievement	Target Achievement	Stretch Achievement
2019 EPS* (Growth from AOP)	50%	95% of Targeted Performance	Targeted Performance	105% of Targeted Performance
Relative TSR Percentile	50%	40th %ile	50th %ile	75th %ile

*	EPS to be adjusted for share repurchases; negative discretion to the extent significant variance from CAGR.

If Threshold Achievement with respect to such Individual Corporate Metric is not achieved, 0% of the portion of the Target Award relating to that metric will vest.

If Threshold Achievement with respect to such Individual Corporate Metric is achieved, 50% of the portion of the Target Award relating to that metric will vest.

If Target Achievement with respect to such Individual Corporate Metric is achieved, 100% of the portion of the Target Award relating to that metric will vest.

If Stretch Achievement with respect to such Individual Corporate Metric is achieved, 200% of the portion of the Target Award relating to that metric will vest.

If, with respect to an Individual Corporate Metric, achievement is between the Threshold Achievement and Target Achievement, or between Target Achievement and Stretch Achievement, the amount of such portion that vests will be determined using linear interpolation.

Notwithstanding the foregoing, if the Company’s TSR for the Performance Period is negative, the vesting of the portion of the RSUs corresponding to Relative TSR Percentile will be capped at Target Achievement.

Peer Group for Relative TSR:

Banner Corporation

BofI Holding, Inc.

Capital Bank Financial Corp.

Columbia Banking System, Inc.

CVB Financial Corp.

Customers Bancorp, Inc.

FCB Financial Holdings, Inc.

Hilltop Holdings Inc.

Home BancShares, Inc.

LegacyTexas Financial Group, Inc.

Old National Bancorp.

Opus Bank

Pinnacle Financial Partners, Inc.

Simmons First National Corporation

South State Corporation

Sterling Bancorp

Washington Federal, Inc.